Ceribell Reports Third Quarter 2026 Financial Results

Sunnyvale, Calif. – November 3, 2026 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 & Recent Highlights

•
Reported total revenue of $29.3 million in the third quarter of 2026, a 30% increase compared to the same period in 2025
•
Ended the quarter with 747 total active accounts, adding a record 35 net new customers in the quarter
•
Drove double-digit year-over-year same-store utilization growth
•
Achieved gross margin of 90%
•
Announced the full launch of the Company’s delirium monitoring solution following the conclusion of its successful commercial pilot
•
Received U.S. Food and Drug Administration 510(k) clearance for Quantitative EEG Trending and Amplitude-Integrated EEG Analysis

“Our third quarter results reflect new highs in account additions and utilization within our existing account base, demonstrating the strength of our core seizure business as a durable growth engine,” said co-founder and CEO Jane Chao, Ph.D. “With the full launch of our delirium monitoring solution and the coming introduction of our new hardware platform, we are well positioned for a pivotal 2027 as we advance our mission to establish EEG as a new vital sign.”

Third Quarter 2026 Financial Results

Total revenue in the third quarter of 2026 was $29.3 million, a 30% increase from $22.6 million in the third quarter of 2025. The increase was primarily driven by the success of the Company’s same-store growth strategy, which delivered record utilization within its existing account base, in addition to increased adoption of the Ceribell System across new and existing accounts. Product revenue for the third quarter of 2026 was $22.2 million, representing an increase of 31% from $17.0 million in the third quarter of 2025. Subscription revenue for the third quarter of 2026 was $7.1 million, representing an increase of 28% from $5.6 million in the third quarter of 2025, reflecting continued growth in the Company’s installed base of Clarity subscriptions.

Gross profit in the third quarter of 2026 was $26.3 million, compared to $19.9 million for the third quarter of 2025. Gross margin for the third quarter of 2026 was 90%, compared to 88% for the same period in 2025. Gross margin strength was driven by manufacturing cost reduction initiatives and the impact of the Company’s introduction of a fully operational manufacturing line in Vietnam.

Operating expenses in the third quarter of 2026 were $46.9 million, compared to $34.6 million for the third quarter of 2025, representing an increase of 36%. The increase in operating expenses was primarily attributable to continued investments in the Company’s commercial organization, including infrastructure in advance of the delirium launch, investments in research and development to support its next-generation hardware platform, algorithm development and clinical studies, stock-based compensation expense, and legal costs associated with intellectual property enforcement activities.

Net loss in the third quarter of 2026 was $21.4 million, or $0.55 net loss per share, compared to a net loss of $13.5 million, or $0.37 net loss per share, for the same period in 2025.

Adjusted EBITDA loss (a non-GAAP measure) for the third quarter of 2026 was $12.1 million, compared to $9.2 million in the third quarter of 2025. Reconciliations of EBITDA and Adjusted EBITDA for the three months ended September 30, 2026 and 2025 are in the financial schedules that are included with this press release.

Cash, cash equivalents, and marketable securities totaled $117.5 million as of September 30, 2026. In August 2026, the Company further strengthened its balance sheet by entering into a new credit facility providing access to up to $60 million in committed capital, comprising a $30 million term loan and a $30 million revolving credit facility, with an additional $25 million of uncommitted capital available at the lender’s discretion.

2026 Financial Outlook

Ceribell is raising its revenue guidance for the full year 2026 to a range of $115 million to $117 million, representing growth of approximately 29% to 31% over the Company’s prior year revenue. This update reflects the Company’s continued momentum in its core business, driven by both new account additions and increased utilization within its established account base. The updated range does not include material contributions from the Company’s neonate, pediatric, or delirium products.

Webcast and Conference Call Details

Ceribell will host a conference call today, November 3, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2026 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 1880547. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 3, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; and expectations for our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties, and assumptions, and we cannot ensure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope,” and other words and terms of similar meaning. Our financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our manufacturing operations, including our reliance on third-party manufacturers and suppliers in China and Vietnam and our ability to adapt to evolving demand; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies, legal matters, and regulatory compliance; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; geopolitical conflicts and related supply chain disruptions; and other risks and uncertainties, including those described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Ceribell defines EBITDA as GAAP net loss adjusted to exclude (i) provision for income taxes, (ii) depreciation and amortization expense, and (iii) interest income and interest expense, net. EBITDA is then adjusted to exclude (iv) stock-based compensation expense, (v) legal fees and related professional services costs incurred in connection with the patent infringement action we filed against Natus Medical Incorporated and certain of its subsidiaries in July 2025, as further described in Part II, Item 1 — Legal Proceedings of Ceribell's Quarterly Report on Form 10-Q, and (vi) the loss on debt extinguishment to arrive at Adjusted EBITDA. Management uses EBITDA and Adjusted EBITDA to evaluate ongoing operations and for internal planning and forecasting purposes. Ceribell believes EBITDA and Adjusted EBITDA provide investors with meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its business, results of operations, or outlook. EBITDA and Adjusted EBITDA should not be considered in isolation, as a substitute for, or superior to GAAP net loss, and may not be comparable to similarly titled measures used by other companies. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute-care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared for use in detecting seizure and monitoring delirium in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit https://www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston

Gilmartin Group

Investors@ceribell.com

Media Contact

Laura Hartlieb

Press@ceribell.com

CeriBell, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenue
Product revenue	$22,235	$17,020	$63,667	$48,551
Subscription revenue	7,106	5,569	20,266	15,728
Total revenue	29,341	22,589	83,933	64,279
Cost of revenue
Product cost of goods sold	2,658	2,461	7,557	7,172
Subscription cost of revenue	343	186	976	476
Total cost of revenue	3,001	2,647	8,533	7,648
Gross profit	26,340	19,942	75,400	56,631
Operating expenses
Research and development	7,403	4,983	20,311	14,081
Sales and marketing	25,032	18,569	71,837	54,024
General and administrative	14,453	11,037	44,526	32,332
Total operating expenses	46,888	34,589	136,674	100,437
Loss from operations	(20,548)	(14,647)	(61,274)	(43,806)
Interest expense	(267)	(480)	(1,139)	(1,428)
Other income (expense), net	(536)	1,662	2,056	5,349
Loss before provision for income taxes	(21,351)	(13,465)	(60,357)	(39,885)
Provision for income tax expense	—	—	—	—
Net loss	$(21,351)	$(13,465)	$(60,357)	$(39,885)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.55)	(0.37)	(1.59)	(1.10)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	38,500,027	36,806,918	38,068,145	36,326,792
Other comprehensive loss
Net unrealized gain (loss) on marketable securities	$(51)	$134	$(302)	$139
Comprehensive loss	$(21,402)	$(13,331)	$(60,659)	$(39,746)

CeriBell, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$41,989	$40,476
Marketable securities	75,478	118,785
Accounts receivable, net	17,792	15,053
Inventory	6,955	7,288
Contract costs, current	2,232	2,210
Prepaid expenses and other current assets	2,991	2,906
Total current assets	147,437	186,718
Property and equipment, net	1,774	2,030
Operating lease right-of-use assets	1,516	2,296
Contract costs, long-term	1,503	1,847
Other non-current assets	4,140	2,912
Total assets	$156,370	$195,803
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,334	$2,838
Accrued liabilities	14,059	14,328
Deferred revenue	230	—
Contract liabilities, current	—	101
Operating lease liability, current	1,218	1,105
Other current liabilities	193	818
Total current liabilities	18,034	19,190
Long-term liabilities
Notes payable, long-term	20,000	19,811
Other liabilities, long-term	367	106
Operating lease liability, long-term	432	1,360
Total long-term liabilities	20,799	21,277
Total liabilities	$38,833	$40,467
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 as of September 30, 2026 and December 31, 2025
Issued and outstanding shares: none as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 as of September 30, 2026 and December 31, 2025
Issued and outstanding shares: 38,820,703 and 37,485,124 as of September 30, 2026 and December 31, 2025, respectively	39	38
Additional paid-in capital	398,353	375,495
Accumulated other comprehensive income (loss)	(143)	159
Accumulated deficit	(280,712)	(220,356)
Total stockholders’ equity	117,537	155,336
Total liabilities and stockholders’ equity	$156,370	$195,803

CeriBell, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net Loss (GAAP)	$(21,351)	$(13,465)	$(60,357)	$(39,885)
Non-GAAP Adjustments:
Interest (income) and expense, net	(759)	(1,208)	(2,460)	(3,948)
Depreciation and amortization	249	391	733	1,050
EBITDA (Non-GAAP)	(21,861)	(14,282)	(62,084)	(42,783)
Stock-based compensation	7,099	3,349	16,820	8,864
IP litigation matter	1,073	1,703	10,580	3,756
Loss on debt extinguishment	1,549	—	1,549	—
Adjusted EBITDA (Non-GAAP)	$(12,140)	$(9,230)	$(33,135)	$(30,163)